Exhibit 99.01

MoneyGram International Announces Departure
of Chief Financial Officer

MINNEAPOLIS, December 21, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that Jeffrey R. Woods, executive vice president and chief financial officer, will be departing the company for personal reasons on Jan. 15, 2010.

“I would like to thank Jeff for the contributions that he has made to MoneyGram over the past five months. While his tenure was brief, we appreciate his efforts in helping to position the company for growth in 2010,” said Pamela H. Patsley, MoneyGram chairman and CEO. “These decisions are never easy, however, the board and I understand Jeff’s reasons and wish him well in his future endeavors.”

Woods joined MoneyGram in August of 2009. Following his departure, he will be available to the company on an as-needed basis. The company has begun a search for his successor.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 186,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. Now, MoneyGram offers its most loyal customers MoneyGram Rewards for cash discounts on eligible money transfers from the U.S. – visit www.mymoneygram.com to register today. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com